Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated December 13, 2017 relating to the consolidated financial statements of Sunlands Online Education Group, formerly known as Studyvip Online Education International Limited, its subsidiaries, its variable interest entity (“VIE”), and its VIE’s subsidiaries as of and for the years ended December 31, 2015, and 2016, and the financial statement schedule of Sunlands Online Education Group appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading of “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

February 23, 2018